ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated April 7, 2010 (this “Agreement”) is entered into by and between Call Compliance.com Inc., a New York corporation (the “Buyer”), and Thomas Joseph Koty, an individual (the “Seller”).

RECITALS:

WHEREAS, the Seller is the owner and developer of software related to “eLearning” (the “Software”) and certain intellectual property rights associated with the Software;

WHEREAS, Seller desires to sell all of its assets associated with the Software to the Buyer and the Buyer desires to purchase such assets from the Seller, all on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein, and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged by each of the parties to this Agreement, the parties agree as follows:

ARTICLE I
Sale and Purchase of Assets

1.1          Sale and Purchase of Assets.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, convey, assign, transfer and deliver to Buyer (or Buyer’s authorized designee), and the Buyer shall purchase, acquire, accept and take possession of, all of the Seller’s rights with respect to any of the assets described below (collectively the “Acquired Assets”), and any variations or deviations thereof, in perpetuity:

(a)           Software-Related Property.  For purposes of this Agreement, the term “Software” shall include, but shall not be limited to, all object code, verified source code (all such codes are to be delivered on a compact disc), and any other documentation thereof as may be reasonably requested by the Buyer, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, or other media of any nature and all Intellectual Property therein.

(b)           Intellectual Property, Trade Names and Similar Rights.   All intellectual property rights, in common law or otherwise, associated with the Acquired Assets (other than such rights that are contemplated in Section 1.2 below), including, but not limited to, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright registrations, know-how, franchises, licenses, trade secrets, proprietary processes, computer programs and other computer software, technology and formulae, including any and all rights of the Seller with respect thereto as a licensee (collectively, the “Intellectual Property Rights”).

1.2          No Other Assets Sold; Excluded Assets.  The Acquired Assets are the only assets, properties or rights being conveyed, sold, transferred, assigned and delivered pursuant to this Agreement.  The Buyer’s rights and title to the Acquired Assets shall specifically exclude the rights from end users of the Software who have previously purchased the Software from the Seller for their own business purposes and not for resale.

1.3          Non-Assumption of Liabilities.  The Acquired Assets will be sold, conveyed, transferred and assigned to the Buyer on the Closing Date free and clear of all mortgages, charges, pledges, liens, security interests, claims encumbrances or restrictions of any kind or nature (collectively, the “Liens”).  The Buyer shall not assume, accept or undertake any obligations, duties, debts or liabilities of the Seller of any kind whatsoever pursuant to this Agreement or otherwise.

1.4          Consideration for the Acquired Assets. In consideration of the transfer of the Acquired Assets from the Seller to the Buyer and the Seller’s representations, warranties and agreements hereunder, the Buyer shall issue to the Seller the following:

(a)           2,750,000 restricted shares (each, a “Share”) of the Compliance Systems Corporation common stock,; and

(b)           500,000 warrants (each, a “Warrant”) to purchase shares (each, a “Warrant Share”) of Compliance Systems Corporation Common Stock at a per-Warrant Share exercise price of $0.05.  The terms, conditions, rights and privileges of the Warrants are reflected in the warrant certificate, substantially in the form attached hereto as Exhibit A (the “Warrant Certificate”).

1.5          Closing.  Subject to the terms and conditions contained in this Agreement, the transfer of the Acquired Assets by Seller to Buyer (the “Closing”) will take place on the date hereof at the offices of Compliance Systems Corporation, or at such other time, such other place or in such other manner as the parties may mutually agree.  The actual date on which the Closing occurs is herein referred to as the “Closing Date.”

(a)           Buyer’s Obligations at Closing.  At the Closing, the Buyer shall deliver to Seller the certificate or certificates evidencing the Shares, registered in the Seller’s name (or in the same of Seller’s authorized designee), the Warrant Certificate, and any other good and sufficient instruments of conveyance and transfer as shall be necessary to evidence Buyer's purchase of the Acquired Assets.

(b)           Seller’s Obligations at Closing.  At the Closing, the Seller shall execute and deliver such assignments, bills of sale, endorsements, notices, assurances and such other instruments of conveyance and transfer as counsel for Buyer shall reasonably request and as shall be effective to vest in Buyer good and marketable title to all of the Acquired Assets.  Simultaneously with such delivery, Seller shall take all such steps as may be necessary to put Buyer in actual possession and control of the Acquired Assets.   Seller further agrees that it will at any time, and from time to time after the Closing Date, upon the reasonable request of Buyer and without additional consideration, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, powers of attorney and assurances as may be required in conformity with this Agreement for the better assigning, transferring, granting, conveying, assuring and confirming to Buyer or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Acquired Assets or other properties sold, conveyed, assigned, transferred and delivered at the Closing to Buyer as provided herein.

ARTICLE II
Representations and Warranties of the Seller

In order to induce the Buyer to enter into this Agreement, and in consideration of the delivery of the Shares by the Buyer to the Seller for the Acquired Assets as set forth in Section 1.4 above, the Seller hereby represents and warrants as follows:

            2.1         Proprietary Rights.

(a)           Schedule 2.1(a), attached hereto, is a complete and correct list and brief description of all of the Acquired Assets and all materials related thereto as contemplated in Section 1.1 above (including, but not limited to, any 3rd party rights to use such Acquired Assets).  The Seller: (i) owns all right, title and interest in each item of the Acquired Assets, free from any contractual or other restrictions, and has the full right to use all of the Acquired Assets as used or required to conduct the Seller’s business as currently conducted and (ii) has not granted to any other person or entity any interest in or right to exploit any such Acquired Asset(s), as licensee or otherwise (except as disclosed on Schedule 3 hereto).  The Seller represents and warrants that effective as of the Closing Date, the Company License and all of such other agreements that Seller has entered into with third party persons or entities (as licensee) with respect to the Acquired Assets (including, but not limited to, the grant of any license to use, in any manner, the Software and/or the Acquired Assets) shall be terminated and the Buyer shall have no obligations of any kind with respect to such third party persons or entities, provided that nothing herein shall serve to terminate the agreements of customers as contemplated in Section 1.2 above.

(b)           None of the Acquired Assets infringes upon or violated the rights of any person or entity, including any rights under the laws of copyright, U.S. patent, trademark and trade secret, and no claim alleging any such infringement or violation has been made to the Seller as of the Closing Date.  There are no sums owing or to become due to any person or entity in respect of the Seller’s ownership, use or exploitation of such Acquired Assets.  The Seller is not aware, to the best of its knowledge, of any infringement by any other person or entity of the Software or the Acquired Assets.  The Software and Acquired Assets are fully transferable to the Buyer in the manner contemplated in this Agreement.

(c)           With respect to the Acquired Assets:

(i)            The Seller maintains machine-readable master-reproducible copies, reasonably complete technical documentation for the most current release thereof;

(ii)           In each case, the machine-readable copy substantially conforms to the corresponding source code listing;

(iii)          Such Software is written in the language set forth on Schedule 2.1(a);

(iv)          Such Software can be maintained and modified by reasonably competent programmers familiar with such language, hardware, and operating systems; and

(v)           In each case, the Software operates substantially in accordance with the documentation therefore without operating defects of a material nature.

(d)           Except as set forth herein and/or on the accompanying disclosure schedules, the Seller has not granted to any other person or entity any interest in the Acquired Assets, as licensee, sublicense or otherwise.

(e)           None of the processes, methodologies, trade secrets, research and development results and other know-how included in the Intellectual Property Rights, the value of which is contingent upon the maintenance and the confidentiality thereof, has been disclosed by the Seller to any other person or entity, other than the Seller’s employees, contractors, customers, representatives and agents of the Seller who are parties to customary confidentiality and non-disclosure agreements with the Seller.

(f)           The Software does not contain any copy protection, computer virus, malicious code, or destructive feature.

            2.2          Authorization; Binding Effect. This Agreement and the consummation of the transactions contemplated hereby constitute the legal, valid and binding obligation of Seller enforceable against each in accordance with its terms.

2.3           No Authorization Required.  No consent, approval, authorization or order of, or qualification with, any court, regulatory authority or governmental body or any third party is required for the consummation by Seller of the transactions contemplated by this Agreement.

2.4           Effect of Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller will not, with or without the giving of notice or the lapse of time or both, (a) violate any provision of law, statute, rule or regulation to which Seller is subject; (b) violate any judgment, order, writ or decree of any court applicable to Seller; (c) have any effect on any of the permits, licenses, orders or approvals held or utilized by Seller in the conduct of its business; or (d) result in the breach of, or conflict with, any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of Seller pursuant to any commitment, lease, contract or other agreement or instrument to which Seller is a party or by which Seller, or any of its or his respective assets or property is or may be bound or affected or from which Seller derives substantial benefits.

2.5           Absence of Undisclosed Liabilities.  Except as and to the extent reflected in the Financial Statements, Seller has no material (individually or in the aggregate) liabilities (secured or unsecured and whether accrued, absolute, direct, indirect, contingent or otherwise).

2.6           Title to Assets, Absence of Liens, Condition of Assets.  Except as disclosed in Schedule 2.6, Seller has good and marketable title to all of the Acquired Assets owned by it, free and clear of all Liens, and the instruments of conveyance, and other endorsements and instruments of transfer and assignment contemplated by this Agreement are sufficient to transfer good and marketable title to the Acquired Assets owned by it to Buyer, free and clear of all Liens.  Seller further warrants that all items listed in Schedule 2.6 shall terminate as of the Closing Date.  The Acquired Assets are in good and usable condition, ordinary wear and tear excepted, are in good repair and have been maintained in accordance with good business and maintenance practice.

2.7           Litigation.  There are no legal proceedings pending or threatened against Seller or affecting any of the Acquired Assets.  The Seller is not subject to any judgment, order or decree of any government authority with respect to or affecting the Acquired Assets.

2.8           Tax Matters.  Seller has duly filed all federal, state, county and local tax returns required to be filed, including those with respect to income, withholding, Social Security, unemployment, franchise, excise, sales and use taxes, and has paid in full all taxes, interest, penalties, assessments or deficiencies shown to be due on such returns and reports or claimed to be due on such tax returns and reports.  No claims for additional taxes are pending or threatened with respect thereto for any prior fiscal year which would affect the Acquired Assets or the transfer thereof to Buyer.

2.9           Intellectual Property.  Schedule 2.9 contains a true, complete and correct list of:  (i) all patent registrations and all pending applications for patent registrations which Seller owns or is using in connection which the Acquired Assets or the use of which is necessary for the conduct of the business of the Seller as currently being conducted, (ii) all trademarks, service marks, and trade names, and all registrations and pending applications relating thereto, which Seller owns or is using in connection with the Acquired Assets or the use of which is necessary for the conduct of the business of the Seller as currently being conducted, and (iii) all copyrights and all copyright registrations and applications relating thereto which Seller owns or is using in connection with the Acquired Assets or the use of which is necessary for the conduct of the business.  Except as disclosed in Schedule 2.9, (i) Seller owns all right, title and interest in and to the Intellectual Property Rights; (ii) all of the Intellectual Property Rights are in good standing, valid and subsisting and in full force and effect in accordance with their terms; (iii) no impediment exists to Seller’s exclusive ownership, use and validity of any of the Intellectual Property Rights owned by it; (iv) no other person, corporation, partnership, joint venture, organization, association or entity owns any interest in or uses in any way any of the Intellectual Property Rights; (v) none of the Intellectual Property Rights are involved in, or is the subject of, any pending or threatened infringement, interference, opposition, or similar action, suit or proceeding or has otherwise been challenged in any way; and (vi) neither the ownership or operation of the Acquired Assets by Seller, nor the marketing, sale or distribution by Seller of the Seller’s products, nor the marketing, sale or performance by Seller of the Seller’s services, nor the use of any product of the Seller for the purposes for which sold, infringes upon or conflicts with any patent, trademark, trade name, service mark, copyright, privilege, franchise, immunity or right of any other person, firm, corporation or entity.  Schedule 2.9 contains a list of all agreements, contracts and commitments to which Seller is a party (including, without limitation, licenses and other such agreements), whether written or oral, which affect any of the Intellectual Property Rights.  Except as disclosed in Schedule 2.9, such licenses and agreements are valid, binding and enforceable in accordance with their respective terms for the periods stated therein, and there is no existing default or event of default thereunder or any event which with notice and/or lapse of time would constitute a default.

2.10        Compliance with Laws.  The Seller has operated its business so as to comply with all applicable domestic and foreign, federal, state and local statutes, laws, ordinances, codes, governmental rules and regulations (including, without limitation, those relating to occupational safety and health, privacy, protection of minors, foreign and corrupt practices, antitrust, hiring, wages, hours, employee benefit plans and programs, copyright, collective bargaining, exchange control, environmental conditions, securities licensing or registrations or the payment of withholding, social security and other taxes).  The Seller is not in violation of any foreign or domestic statutes, laws, ordinances, codes, governmental rules or regulations, or any judgment, order or decree (federal, state, local or foreign), except where such violation would not have a material adverse effect on the value of the Acquired Assets. No licenses, permits, franchises or other governmental authorizations are necessary for the ownership or operation of the Acquired Assets or conduct of the Seller’s business as presently conducted.

2.11        Brokers and Finders.  No broker or finder is entitled to any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

2.12        Disclosure and Reliance.  Seller has disclosed to Buyer all facts material to the transactions contemplated in this Agreement.  None of the information, documents, certificates or instruments furnished or to be furnished by Seller or any of its representatives to Buyer or any of its representatives in connection with this Agreement or otherwise in connection with the transactions contemplated thereby or hereby are false or misleading in any material respect or contain any material misstatement of fact or omit to state any material facts required to be stated to make the statements therein not misleading.  The representations and warranties made herein are made by Seller with the knowledge and expectation that Buyer is placing reliance thereon.

ARTICLE III
Representations and Warranties of the Buyer

Buyer hereby represents and warrants to the Seller as follows:

3.1          Organization, Good Standing and Corporate Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own, operate and lease its properties, and to carry on its business as now being conducted and to enter into this Agreement and perform its obligations hereunder.

3.2          Authorization; Binding Effect. The execution, delivery and performance of this Agreement by Buyer and the consummation by it of the transactions contemplated hereby, have been approved by all necessary corporate action on the part of Buyer and this Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

3.3          No Authorization Required.  No consent, approval, authorization or order of, or qualification with, any court, regulatory authority or governmental body or any third party is required for the consummation by Buyer of the transactions contemplated by this Agreement.

3.4          Shares.  The Shares to be issued to the Seller pursuant to this Agreement, when issued, will be duly authorized, validly issued, fully paid and nonassessable and will not have been issued in violation of any subscriptive or preemptive rights.

ARTICLE IV
Post-Closing Covenants

4.1          Further Assurances.  From and after the Closing Date, each party to this Agreement shall, at any time and from time to time, make, execute and deliver, or cause to be made, executed and delivered, such assignments, deeds, bills of sale, drafts, checks, returns, filings and other instruments, agreements, consents and assurances, and take or cause to be taken all such actions as counsel for the other party may reasonably request to effectuate the transaction contemplated by this Agreement.  The Seller shall cause its employees to cooperate reasonably with the Buyer as needed from and after the Closing Date to facilitate the transfer of the Acquired Assets and shall make such employees reasonably available to answer questions relating to the Software, the Acquired Assets or the Intellectual Property Rights Being Transferred.

4.2          Indemnification.

(a)           Indemnification of Buyer by Seller.  Seller shall, and hereby agrees to indemnify and hold Buyer harmless against and in respect of:

(i)           All debts, liability and obligations of Seller of any nature, whether accrued, absolute, contingent, or known or unknown on the date hereof, existing or arising on or resulting form events which occurred or failed to occur on or before the date hereof, to the extent not specifically assumed by Buyer hereunder;

(ii)          Any liability, loss, claim, damage or deficiency resulting directly or indirectly from any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of Seller under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Buyer hereunder;

(iii)         All other actions, suits, proceedings, demands, assessments, adjustments, costs and expenses incident to the foregoing, including, without limitation, reasonable attorneys' fees and other out-of-pocket expenses; and

(b)           Indemnification of Seller by Buyer. Buyer shall, and hereby agrees to, indemnify and hold Seller harmless against and in respect of any liability, loss, claim, damage or deficiency resulting directly or indirectly from any misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of Buyer under this Agreement, or any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Seller hereunder.

(c)           Indemnification Procedure.

(i)            For the purposes of this Section 4.2, the term “Indemnitee” shall refer to the person indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Section 4.2(a) or Section 4.2(b), as the case may be, and the term “Indemnitor” shall refer to the person having the obligation to indemnify pursuant to such provisions.

(ii)           Notice of Claims.  The Indemnitee shall be solely responsible for determining whether to pursue against the Indemnitor any claim for which indemnification is or may be available under this Section 8.  In the event the Indemnitee determines to pursue any such claim for indemnification, the Indemnitee agrees to give the Indemnitor notice of any and all claims asserted against the Indemnitee for which indemnification is or may be sought under this Section 8.  Such notice shall be given within a reasonable time after the Indemnitee becomes aware of such claim.  Failure to give such notice shall not abrogate or diminish the Indemnitor’s obligation under this Section 8 if the Indemnitor has or receives knowledge of the existence of any such claim by any other means or if such failure does not prejudice the Indemnitor’s ability to defend such claim.

4.3          Restrictive Covenants.

(a)           Non-Disclosure.  The Seller, the Company and each of the Company’s principal owners, directors, officers, shareholders, managers, members, employees, contractors, and/or agents or any such other entities with which any of the aforementioned individuals may be involved in any similar capacity (collectively, “Affiliates”), in their individual capacity, recognize and acknowledge that the business and financial records, trade secrets, private processes, data base, products and confidential methods of operations of the Buyer as they may exist from time to time, and the identity of and information about customers, referral sources, and vendors with respect to the Acquired Assets (collectively, the "Confidential Information"), are valuable, special and unique assets of the Buyer.  The Seller therefore agrees that neither it, nor any of its Affiliates, will, at any time after the Closing Date, disclose any of the Confidential Information to any person, firm, corporation, limited liability company, partnership, association or other entity for any reason or purpose whatsoever, nor shall it/he make use of the Confidential Information for its/his own purposes or for the benefit of any person, firm, corporation, limited liability company, partnership or other entity.  If the Seller and/or any Affiliates are required under a final judicial or governmental order to disclose any Confidential Information, then the Seller and/or the Affiliates may disclose the Confidential Information provided that the Seller and/or the Affiliates give the Buyer sufficient prior notice to contest such order.

(b)           Non-Competition.  During the period beginning on the Closing Date (except as may be required pursuant to Section 4.4 below) and for two (2) years after the Closing Date (the “Non-Compete Period”), neither the Seller nor any of its Affiliates shall, directly or indirectly, own, manage, control, participate in, consult with, render services for, do business with, or in any manner engage in or represent any business in [New York State] that is competitive with the Buyer or any business that is similar to the Software and/or the Acquired Assets.  Nothing herein shall prohibit either the Seller or any Affiliate of the Seller from being a passive owner of not more than three percent (3%) of the outstanding stock of any class of a corporation which is publicly traded, so long as such Seller or Affiliate has no active participation in the business of such corporation.

(c)           During the Non-Compete Period, the Seller and the Affiliates shall not, directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Buyer to leave the employ of the Buyer, do business with, or engage in any conduct or communications with any employee of the Buyer that directly or indirectly causes such employee to terminate their employment relationship with the Buyer; (ii) hire, or do business with, any person who was an employee of the Buyer until one (1) year after such individual’s employment relationship with the Buyer has been terminated; or (iii) induce or attempt to induce, or do business with, any customer, supplier, vendor, licensee or other business relation of the Buyer to cease doing business with the Buyer, or in any way interfere with the relationship between any such customer, supplier, vendor, licensee or business relation, on the one hand, and the Buyer on the other hand.  For purposes of this Section 4.3 the term “Buyer” shall include the Company and all Affiliates of the Buyer.

(d)           The existence of any claim or cause of action by the Seller against the Buyer shall not constitute a defense to the enforcement by the Buyer of the covenants contained in this Section 4.3, but such claim or cause of action shall be litigated separately.

(e)           The Seller acknowledges that the restrictions specified under this Section 4.3 are reasonable, in view of the nature of the business in which the Buyer is engaged.  The Seller further acknowledges that his services, if used by a competitor, could cause significant harm to the Buyer.  Therefore, the Seller consents and agrees that if [it/he] violates or threatens to violate any of the provisions contained in this Section 4.3, the Buyer shall, in addition to such other remedies as it may have at law or in equity, be entitled to an injunction to be issued (without posting any bond or other undertaking) by a court or arbitrator of competent jurisdiction, restraining and prohibiting the Seller from committing or continuing any violation of such provisions.

(f)           Notwithstanding anything contained in this Section 4.3 to the contrary, if the restrictions specified under this Section 4.3 should be determined to be unreasonable in any judicial proceeding, then the period of time, scope and area of the restriction shall be modified by a court so that this Agreement may be enforced to the maximum extent in such area, scope and during such period of time as shall be determined to be permitted by law.

4.4           Cooperation. After the Closing, the Seller shall (a) cooperate with the Buyer in its efforts to continue and maintain for the benefit of the Buyer those business relationships of Seller existing prior to the Closing and relating to the business of Seller, including, but not limited to, all relationship utilized in connection with the Acquired Assets; (b) refer to the Buyer all inquiries relating to such business and the Acquired Assets; and (c) promptly deliver to the Buyer any cash or other property that Seller receives and that properly belongs to Buyer or its subsidiaries, including any payments with respect to receivables, and interest payable thereon.  Neither the Seller, the Company nor any of its officers, employees, agents or stockholders shall take any action that would tend to diminish the value of the Buyer or its subsidiaries after the Closing or that would interfere with the business of the Buyer to be engaged in after the Closing, including disparaging the name or business of the Buyer or its subsidiaries.

ARTICLE V
Miscellaneous

5.1           Public Announcements.  All public announcements relating to this Agreement or the transactions contemplated hereby shall be made at such time and in such manner as the parties hereto shall mutually agree.

5.2           Survival of Representations and Warranties.  Notwithstanding any right of any party hereto to investigate the affairs of any of the parties hereto and notwithstanding any knowledge of facts determined or determinable by any party hereto pursuant to such investigation or right of investigation or otherwise acquired or learned by any of the parties hereto, each of the parties shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party hereto contained in this Agreement and to pursue all rights and remedies in connection therewith.  Except as specifically set forth herein, all representations, warranties, covenants and agreements made herein shall survive the Closing and shall expire two years after the Closing Date.

5.3           Notices.  Notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed duly given if (a) personally delivered, against written receipt therefor, (b) forwarded by pre-paid certified or registered mail, return receipt requested, or (c) forwarded via a nationally recognized overnight courier service (e.g., Federal Express, USPS Express Mail, UPS, DHL, etc.) to the parties to which such notice or other communication is required by this Agreement to be given, at the address of such parties as follows:

To the Buyer:		Dean Garfinkel, President
Compliance Systems Corporation
c/o Call Compliance.com Inc.
50 Glen Street
Suite 308
Glen Cove, New York 11542

	with a copy to:	Dennis C. O’Rourke, Esq.
Moritt Hock Hamroff & Horowitz LLP
400 Garden City Plaza - Suite 202
Garden City, New York 11530

To the Seller:		Thomas Joseph Koty
2516 45th Street
Astoria, New York 11103

with a copy to:

Attn:

or, in the case of any of the parties to this Agreement, at such other address as such party shall furnish to each of the other parties in accordance with this Section 5.3.  Notices and other communications delivered personally shall be deemed given as of the date of actual receipt; mailed notices and other communications shall be deemed given as of the date three business days following such mailing; and notices and other communications sent via overnight courier service shall be deemed given as of the date one business day after delivery to such courier service.

5.4          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Seller, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party.  Any assignment in contravention of this provision shall be void.  No assignment shall release the Seller or the Buyer from any obligation or liability under this Agreement.

5.5          Entire Agreement; Amendments; Attachments.  This Agreement, and all Schedules hereto, and all instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties.  If the provisions of any Schedule to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail.  The Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

5.6          Severability.  Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

5.7          Expenses.  Except as otherwise expressly provided herein, the Buyer will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by it in connection with the transactions contemplated hereby and the Seller will pay all fees and expenses incurred by it in connection with the transactions contemplated hereby.

5.8          Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be interpreted, construed, and enforced in accordance with the laws of the State of New York, without regard to its choice and/or conflict of laws provisions.  Any legal action resulting from, arising under, out of or in connection with, directly or indirectly, this Agreement shall be commenced exclusively in the Supreme Court, State of New York, County of Nassau or the U.S. District Court for the Eastern District of New York.  All parties to this Agreement hereby submit themselves to the jurisdiction of any such court, and agree that service of process on them in any such action, suit or proceeding may be affected by the means by which notices are to be given under this Agreement.

5.9          Section Headings.  The section headings in this Agreement are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

5.10        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall be one and the same document.

5.11        Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

5.12        No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

5.13        Specific Performance.  Each of the parties acknowledges and agrees that one or more of the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

BUYER:

Call Compliance.com Inc.

By:	[s] Dean Garfinkel
Dean Garfinkel, President

SELLER:

Thomas Joseph Koty

[s] Thomas Joseph Koty